EXHIBIT 23.3



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the use of our report dated March 17, 1999, with respect to the consolidated financial statements of American Stores Company, included in the Annual Report (Form 10-K) for the year ended February 1, 2001 of Albertson's Inc., and incorporated by reference in the Registration Statement (Form S-8) and any related Prospectus of Albertson's Inc. for the registration of 20,000,000 shares of its common stock to be issued under its 1995 Amended and Restated Stock-Based Incentive Plan.



/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

November 12, 2001